FOR IMMEDIATE RELEASE

FRANK ELENIO REJOINS CIC BOARD

Experienced Chief Financial Officer Rejoins CIC
Board of Directors and Audit Committee

REDWOOD SHORES, CA, November 17, 2015 – Communication Intelligence Corporation ("CIC") (OTCQB: CICI), a leading supplier of electronic signature and other software solutions enabling secure and cost-effective management of document-based digital transactions, today announced that Frank Elenio was voted onto its Board of Directors and audit committee.

"We are thrilled to have Frank back on the board at this exciting time for CIC," said Philip Sassower, co-chairman and CEO for CIC. "In the service of board of directors' best practices, we have been seeking an additional board member to establish a majority of independent directors and to have a completely independent audit committee. Frank joined the CIC board in 2010 at the same time I took over as Chairman and CEO, but had to step down in 2011 when he took an executive position with the State of New Jersey. We are very fortunate that he is now available to rejoin our team. Frank has a long track record of working with companies like CIC and is very knowledgeable about our company, our people and our business sector."

Mr. Elenio has over 25 years experience working with corporations as a strategic, solution-driven professional focused on finance and accounting, operations and turn-around management. He has extensive CFO level experience at public and private companies, including Wilshire Enterprises, Inc., a real estate investment and management company, WebCollage, Inc., an internet content integrator for manufacturers, GoAmerica, Inc., a wireless internet service provider and Roomlinx, Inc., a provider of wireless high speed internet access to hotels and conference centers. Both a CPA and an MBA, Mr. Elenio is an Adjunct Professor of finance at Seton Hall University.

"I have known and worked with Philip Sassower and Andrea Goren for many years and I am looking forward to collaborating with them and the rest of the board at what I believe is a significant and positive inflection point for the company," said Frank Elenio, director for CIC. "The market for electronic signatures and digital transaction management solutions is rapidly expanding in the US and abroad, and CIC is uniquely positioned to take advantage of these positive trends."

ABOUT CIC
CIC is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. CIC's solutions encompass a wide array of functionality and services, including electronic signatures, biometric authentication and simple-to-complex workflow management. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated platform for both ad-hoc and fully automated transactions. CIC's platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. CIC is headquartered in Silicon Valley. For more information, please visit our website at www.cic.com. CIC's logo is a trademark of CIC.

FORWARD LOOKING STATEMENTS
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company's solutions; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations and Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com